It's Time For Baja Shareholders To Protect Their Investment

Elect Two Truly Independent Shareholder Nominees to the Board

Mount Kellett Capital Management LP
623 Fifth Avenue, 18th Floor
New York, New York 10022

KINGSDALE
Shareholder Services Inc.
Telephone Toll Free: 1-888-518-1562 Outside North America Call Collect: 1-416-867-2272
Toll Free Fax: 1-866-545-5580
Fax: 416-867-2271

MOUNT KELLETT

Summary

1. The Current Board Is Not The Board That Drove Baja's Success
2. The New Board Requires Oversight
3. Shareholder Pressure Has Elicited Only Partial and Reversible Corrections
4. Baja Shareholders Urgently Need Proactive and Truly Independent Representation
5. Why The Mount Kellett Nominees?
6. The Facts vs. Baja's Misleading And Unfounded Statements
7. Who Is Mount Kellett?
8. The Greenslade Web Of Conflicts

MOUNT KELLETT

The Current Board Is Not The Board That Drove Baja's Success

The following history came to light after we became Baja shareholders:

- Baja's CEO took on the role of CEO at an unfunded junior mining company named Catalyst in 2010
  - *Before* finishing Baja's own finance package
  - *And against the vehement objection* of his then-board, which felt it was a diversion of his responsibility and fiduciary duty to Baja and bad for Baja's stock price

- A board struggle ensued, and in May 2011, the CEO, Mr. Greenslade, ousted two board members who had opposed him. A new board was constituted
  - Three new directors were hand-picked to stack a majority Greenslade-friendly board
  - Two of them are interlocking directors with other companies and Mr. Greenslade
  - In just the last 18 months, Mr. Greenslade and these new directors have awarded one another >$4MM in options in the aggregate

The Board Has Changed And Is No Longer Independent

MOUNT KELLETT

The New Board Requires Oversight

Since May 2011, the board has:

- Violated company charters leading to CEO having undue control of the board and committees
  - The long-time board Chairman was unseated and replaced by the CEO. Mr. Greenslade was added to the reconstituted Nominating Committee. The Compensation Committee was turned over and replaced by the three hand-picked directors
- Awarded the three new board members 750,000 options each at their first board meeting
  - Fully 43% of options intended for executives were granted to Mr. Greenslade and his friends on the board within 30 days of the shareholders' meeting
- Reaffirmed the role and compensation of the CEO's daughter
  - Ms. Low was awarded a cash and options compensation package of $725,000 in 2010, including 750,000 options. The new board has continued to inflate her pay with a 21% increase in salary and a $800,000 golden parachute
- The company has contemplated a related party transaction with Catalyst, that could benefit certain Baja insiders
  - Catalyst was the subject of the original board struggle that led Mr. Greenslade to consolidate his control over the board
  - Mr. Greenslade is director and CEO of Catalyst, his other daughter is corporate secretary and interim CFO, and Mr. Greenslade and select members of Baja management and board own 6% of Catalyst

The Board Is Not Behaving As A Fiduciary For Shareholders Should

Shareholder Pressure Has Elicited Only Partial and Reversible Corrections

MOUNT KELLETT

- Since Mount Kellett raised its concerns publicly, the Baja board has reacted by issuing a laundry list of corrective policy statements that provide window dressing to the concerns, but do not go to the heart of the matter:

  1. The CEO steps down as Chairman, ***but*** his replacement is one of the hand-picked directors
  2. The board adopts a policy that the Chair and all committees must be independent, ***but*** "independent" is not defined(1)
  3. The board adopts a policy for related party transactions(2), ***but*** the policy(3) does not capture Catalyst as a related party
  4. Concedes that it was considering an investment in Catalyst and "commits" to a shareholder vote under very narrow circumstances, ***but*** leaves the door wide open for numerous options to pursue a Catalyst transaction without a vote
  5. Announces it will amend its stock option plan to limit director grants, ***but*** subject to shareholder vote and doesn't rescind excessive earlier grants
  6. Adopts an anti-nepotism policy, ***but*** ignores the obvious intent of the policy
  7. Extends an invitation to 1 independent nominee, ***but*** rejects true oversight by a direct shareholder representative
  8. Adopts majority voting policy, ***but*** an incomplete one that can be manipulated(4)

- Clearly, all the "corrective" actions provide ample loopholes to avoid good governance

- The board has shown a track record of disregard for its own policies, adopted and violated at will, with no permanence or adherence in practice

The Board's Actions Are A Charade And Change Is Needed

(1) Not defined for the committees. Moreover, the Compensation Committee continues to be completely comprised of hand-picked directors; the other three committees continue to include hand-picked directors
(2) It is permissible under stock exchange rules in Canada for Baja to acquire Catalyst without shareholder approval for up to 25% of Baja's shares or for cash almost without limit as to the amount
(3) The policy adopted by Baja lowers the threshold to 10% of Baja's market capitalization per Mount Kellett's Requisition, but continues to use a definition of "related party" that does not capture Catalyst
(4) Incomplete policy is included on Baja's website. No definition of "uncontested election of directors" is provided. The Baja board has taken the unsupportable position that the April 3, 2012 shareholder's meeting is an "uncontested election of directors"

Baja Shareholders Urgently Need Proactive And Truly Independent Representation

- At this critical moment of value creation and realization, the new board has shown only a track record of self-interest that is inconsistent with their fiduciary duty to shareholders
- The risk of value destruction is great whether through ill-conceived or self-interested transactions and financings or through unwarranted personal enrichment

- The time for shareholders to act is now. Independent shareholder representation is needed on the board to:
  - Pre-emptively stop self dealing
  - Enforce proactive versus "reactive" corporate governance
  - Assure policies are permanent and adhered to in practice
  - Provide accountability to shareholders and prevent value destruction

Protect Your Investment in Baja: Vote Your BLUE Proxy

Why The Mount Kellett Nominees?

- The current board, which includes 6 board members labelled "independent" by Baja, has proven itself riddled with conflicts and self-dealing
- 2 seats for independent shareholder representation is a small minority of a 9 member board
- A seat for a direct shareholder representative is needed to ensure a shareholder's voice in the boardroom
- Mount Kellett has invested $80 million alongside other shareholders. Mount Kellett's participation has already effected positive change for Baja shareholders. Mount Kellett has a vested interest in fighting to protect shareholder value

Nominees Are Committed To Acting In Your Best Interests: Vote Your BLUE Proxy

Independent Director Nominee Biographies

- **Stephen Lehner, CFA** – Mr. Lehner is a Managing Director of Mount Kellett Capital Management LP and co-head of the New York investment team. Mr. Lehner's team has invested over $2 billion of capital across a variety of industries including mining, oil and gas, chemicals, and real estate. He is a director of a privately-held, institutionally backed energy management company, a director of a privately-held baseball team, and has served as an observer on two privately-held company boards. From 2001 until 2009, Mr. Lehner was employed by Morgan Stanley, most recently as a Managing Director focused on special situations and undervalued investment opportunities. From 1999 until 2001, Mr. Lehner worked for Heller Financial, Inc. underwriting financings for small and medium sized commercial borrowers. He is a Chartered Financial Analyst and holds a Masters of Business Administration from the University of Maryland.

- **Lorie Waisberg** – Mr. Waisberg has been a corporate director since 2002. Between August 2000 and October 2002, Mr. Waisberg served as Executive Vice President, Finance and Administration for Co-Steel, Inc., a steel manufacturing company. From 1974 to August 2000, he was a partner at the Toronto office of Goodmans LLP, a leading Canadian law firm. Mr. Waisberg is Chairman and a trustee of Chemtrade Logistics Income Fund, Chairman and a director of RX Gold and Silver Inc. and a director of Chantrell Ventures Corp., Metalex Ventures Limited, Tembec, Inc. and Primary Energy Recycling Company, all publicly traded companies in Canada.

Truly Independent Shareholder Representation: Vote Your BLUE Proxy

MOUNT KELLETT

The Facts vs. Baja's Misleading And Unfounded Statements

Baja's Premise Of A "Creeping Takeover" Has No Basis In Reality

- As stated publicly on February 13, 2012, Mount Kellett has never planned, nor does it intend, a takeover of Baja
- It is not possible for Mount Kellett to takeover Baja without a shareholder vote:
  - Acquiring more than 20% of the common shares of Baja triggers takeover bid requirements under Canadian securities laws, under which a public tender must take place
  - The shareholder rights plan limits any takeover of the Company, including any additional share purchases by Mount Kellett
  - Mount Kellett voted in favor of the shareholder rights plan
- **Mount Kellett already offered not to exceed 20% ownership, except in response to a third party take over bid, contrary to Baja's allegations**
- ***In addition*, Mount Kellett offered to stand down from any action against the Board for two years, which would fall away in 15 days should MK's representatives resign for issues of governance that it believed should be brought to shareholders**

Mount Kellett Has Never Planned, Nor Does It Intend, to Takeover Baja

The Facts vs. Baja's Misleading And Unfounded Statements (cont'd)

MOUNT KELLETT

	Baja's Misleading/Unfounded Statement	The Truth
1.	"MK offered strings-attached equity financing"	Offer was at $0.05 *above* market up to *$1.28*, above the $1.10 level achieved by the Company via its public equity raise in late 2010
2.	"MK only filed minimal reports as it accumulated 19.9%"	MK crossed 10% threshold in April. Laws are clear: Canada: Must file days 10 days after month of acquisition. MK filed May 6, 2011 and June 10, 2011. United States: Must file promptly in US. MK filed April 8, 2011
3.	"MK sought 30% of Baja via special exemption"	MK made a good faith offer directly to the board: MK voted **for** rights plan, and offered to serve as large minority shareholder to protect Baja against a premature hostile take-out. Offer was made to the full board, the board declined. Board had the right to make this fact public at any time
4.	"MK rejected Baja's offer of two independent nominees"	Correct. The new board comprised of six "independents" is riddled with conflicts and self-dealing. A shareholder with an $80MM vested interest in Baja stock is more likely to bring about true accountability on the board to shareholders
5.	"MK offered a predatory standstill agreement with no teeth"	*Incorrect*: In January, MK offered not to exceed 20% ownership, except in the event of a third party take over bid *In addition,* Mount Kellett offered to stand down from any action against the Board for two years, which would fall away in 15 days should MK's representatives resign for issues of governance that it believed should be brought to shareholders
6.	"MK's sudden governance focus"	MK is calling for implementation of new and appropriate governance policies and changes in a situation where the board of directors has **proven** itself untrustworthy, as is the case with Baja since May 2011

Mount Kellett Has Only Ever Engaged In Good Faith Interactions With Baja

MOUNT KELLETT

Who Is Mount Kellett?

- Mount Kellett is a multi-strategy private investment firm focused on global value, special situations, and opportunistic investing. The firm currently has in excess of $6 billion in assets under management
  - The firm is experienced in metals and mining with a history of collaborative minority investments alongside management
  - Mount Kellett has invested over $650MM in 13 public and private mining companies since 2008, including its investment in Baja
  - Mount Kellett has long-term capital which can withstand copper price declines, construction issues, and other delays
- It does not engage in hostile transactions or control buyouts
- Mount Kellett's intentions are as follows:
  - Maximize value to **all** shareholders
  - Work with other directors to keep the Boleo project on time and on budget
  - Ensure the board acts on behalf of all shareholders in strategic decisions

Mount Kellett Has Presented These Same Facts Directly To The Baja Board

MOUNT KELLETT

Vote Your BLUE Proxy For Proactive Shareholder Representation

- "FOR" the resolution to remove Giles Baynham and Gerald Prosalendis as directors of Baja
- "FOR" the resolution to increase the size of the board to 9
- "FOR" the election of Stephen Lehner as a new shareholder representative to the Baja board to ensure proactive governance and oversight on behalf of all shareholders
- "FOR" the election of Lorie Waisberg as a new independent director of Baja
- "FOR" the stock option plan amendment resolution to make the Baja stock option plan compliant with recognized governance standards

Voting Instructions: Vote the BLUE proxy in advance of the proxy voting deadline of March 30, 2012 at 7:00 am (Vancouver Time). If you have any questions and/or need assistance in voting your shares, please call Kingsdale Shareholder Services at 1-888-518-1562 or 1-416-867-2272 (collect calls accepted).

Protect Your Investment In Baja: Vote Your BLUE Proxy

MOUNT KELLETT

The Greenslade Web of Conflicts


Kendra Low
Daughter
VP Admin. & Corporate Secretary $725,493 (2010) $330,417 (2011)
John Greenslade
CEO, President & Director $220,192 (2010) $296,400 (2011)
Catalyst Copper
VP Exploration/ Director $178,013 (2010)** $342,923 (2011)**
Yukon-Nevada Gold
Director/Chairman $256,045 (2010)
CEO, President & Director $2,387,500 (2010) $1,136,058 (2011)
Terry Hodson
Director/ Vice Chairman $1,802,305 (2010)
Director $468,665 (2011)
General Manager Geology
Director $54,197 (2010) $87,300 (2011)
François Marland
BAJA MINING
Gerald Prosalendis
Director $473,040 (2011)
CEO, President &Director
Endeavour Advised on 2010 US $823 MM Debt Facilities
Endeavour Assisted with 2010 Financing (CDN $10 MM Private Placement)
Minterra Resource
Daughter
Director $54,197 (2010) $87,300 (2011)
Endeavour Financial
Gordon Keep
Corporate Secretary
Director
Was Managing Director Corporate Finance
Director $498,750 (2010) $71,625 (2011)
Denby Greenslade
Director $481,620 (2011)
Graham Thody
Was Director Debt Finance
Giles Baynham
Corporate Secretary & Interim CFO $89,525 (2010) $213,791 (2011)

Legend

⟷ Father-Daughter Relationship

⟷ (dotted) Corporate Relationship

*Unless otherwise specified, dollar amounts relate to total compensation for 2010 and 2011 fiscal years, as publicly disclosed.

**Mr. Hodson's compensation includes both amounts paid by Catalyst to Mr. Hodson and amounts that are paid to Baja by Catalyst (as reimbursement) for Mr. Hodson's services.